Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pinnacle Financial Partners, Inc. of our report dated March 2, 2026 relating to the consolidated financial statements of Pinnacle Financial Partners, Inc. (“Legacy Pinnacle”) and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. (“Legacy Pinnacle”) for the year ended December 31, 2025.

/s/ Crowe LLP

Denver, Colorado
May 21, 2026